Exhibit 3.49

CERTIFICATE OF INCORPORATION

OF

SPEED ACQUISITION VEHICLE, INC.

Article I

The name of the corporation is Speed Acquisition Vehicle, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Registered Agent for the Corporation at such address is The Corporation Trust Company.

Article III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

The aggregate number of shares which the Corporation shall have authority to issue is One Hundred (100) shares, consisting of one class only, designated as “Common Stock,” par value $0.001 per share.

Article V

The name and address of the sole incorporator is:

Jared A. Cook

c/o Foley & Lardner LLP

3000 K Street, N.W., Suite 600

Washington, D.C. 20007

Article VI

The number of the directors of the Corporation shall initially be two (2), and thereafter the number of directors shall be such number as may be fixed from time to time by the Bylaws of the Corporation.

Article VII

The names and mailing addresses of the initial directors shall be:

Thomas F. Kirk

10910 Domain Drive, Suite 300

Austin, Texas 78758

George E. McHenry

10910 Domain Drive, Suite 300

Austin, Texas 78758

Article VIII

The Corporation is to have perpetual existence.

Article IX

The Board of Directors shall have the following powers, in addition to those prescribed by law or by the Bylaws of the Corporation:  (a) to make, alter, amend and repeal the Bylaws of the Corporation to the extent permitted by the law of the State of Delaware and the Bylaws of the Corporation; (b) subject to the provisions of the laws of the State of Delaware, to hold their meetings either within or without the State of Delaware; (c) to have one or more offices; and (d) to keep the books of the Corporation outside the State of Delaware, and at such place or places as may from time to time be designated by them.

Article X

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article XI

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; providing, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

Article XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned incorporator, hereby acknowledge that the foregoing Certificate of Incorporation is my act and deed and that the facts herein state are true, and accordingly, I have set my hand hereto on this 13th day of October, 2010.

/s/ Jared A. Cook
Jared A. Cook
Incorporator